EXHIBIT 99.1

Havertys Reports Operating Results for First Quarter 2023

Atlanta, Georgia, May 2, 2023 – HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the first quarter ended March 31, 2023.

First quarter 2023 versus first quarter 2022:

•	Diluted earnings per common share (“EPS”) of $0.74 versus $1.11.
•	Consolidated sales decreased 5.9% to $224.8 million. Comparable-store sales decreased 6.7%.
•	Gross profit margin increased to 59.1% from 59.0%.

Clarence H. Smith, chairman and CEO, said, “Our team delivered a strong quarter against difficult headwinds of shifts in consumer spending and persistent inflationary pressures. Sales reflect the reduction in traffic and written business that we have reported in recent quarters as our business transitioned from the pandemic's explosive pace to a more measured one. Our written business for the first quarter of 2023 compared to the "normal" pre-pandemic first quarter of 2019 was up 10.9% and written comp-store sales were up 6.9%.

Our first quarter’s average sales ticket was up over last year’s and the sales generated by our free in-home design service exceeded 25% of total sales. We are receiving new products, which were delayed during the pandemic, addressing a key part of our merchandise plan. We remain disciplined in our pricing and protective of the gross profit margin gains we have steadily achieved. Operationally, our experienced leaders are focused on ensuring we are efficiently meeting our objectives.

Our financial strength allows us to capitalize during weak cycles, making investments and executing on our growth strategy with the addition of new stores and improving the shopping experience in-store and online. We are adapting and evolving to stay ahead and grow in a changing retail and economic landscape.”

NEWS RELEASE – May 2, 2023

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended March 31,
	2023	2022
Sales	$224.8	$238.9
Gross Profit	132.8	141.0
Gross profit as a % of sales	59.1%	59.0%

SGA
Variable	44.9	44.4
Fixed	73.5	70.8
Total	118.4	115.2
SGA as a % of sales
Variable	20.0%	18.6%
Fixed	32.7%	29.6%
Total	52.7%	48.2%

Pre-tax income	15.4	25.7
Pre-tax income as a % of sales	6.9%	10.8%
Net income	12.4	19.4
Net income as a % of sales	5.5%	8.1%

Diluted earnings per share (“EPS”)	$0.74	$1.11

Other Financial and Operations Data

	Three Months Ended March 31,
	2023	2022
EBITDA (in millions)(1)	$18.8	$29.9
Sales per square foot	$208	$222
Average ticket	$3,192	$3,066

Liquidity Measures

	Three Months Ended March 31,			Three Months Ended March 31,
Free Cash Flow	2023	2022	Cash Returns to Shareholders	2023	2022
Operating cash flow	$11.1	$20.6	Share repurchases	$—	$12.5
			Dividends	4.5	4.3
Capital expenditures	(6.7)	(7.1)	Cash returns to shareholders	$4.5	$16.8
Free cash flow	$4.4	$13.5

Cash at period end	$127.0	$169.1

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – May 2, 2023

First Quarter ended March 31, 2023 Compared to Same Period of 2022
•	Total sales down 5.9%, comp-store sales down 6.7% for the quarter. Total written sales were down 11.7% and written comp-store sales declined 12.7% for the quarter.
•	Gross profit margins increased to 59.1% in 2023 from 59.0% in 2022.
•	SG&A expenses were 52.7% of sales versus 48.2% and increased $3.2 million. The primary drivers of this change are:
◦	increase of $1.4 million in selling expenses due to the impact of rising interest rates on third-party credit costs partially offset by lower commissioned-based compensation expense.
◦	increase of $2.0 million in occupancy costs driven by higher maintenance and tax costs.
◦	increase in administrative expense of $1.3 million primarily from higher health insurance costs and professional services.
◦	decrease in warehouse and delivery costs of $1.4 million primarily from $0.9 million lower demurrage fees and a reduction in usage of temporary labor.

Balance Sheet and Cash Flow
•	Cash, cash equivalents, and restricted cash equivalents at March 31, 2023 are $127.0 million.
•
Generated $11.1 million in cash from operating activities primarily from solid earnings performance and changes in working capital including $15.0 million in vendor repayments and accrued liabilities, a decrease in inventories of $4.1 million, and an increase in other assets and liabilities of $5.7 million.

•	Paid $4.5 million in quarterly cash dividends during the three months ended March 31, 2023.
•	No debt outstanding at March 31, 2023 and credit availability of $80.0 million.

Expectations and Other
•
We expect gross profit margins for 2023 will be between 58.5% to 59.0%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on anticipated changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2023 are expected to be in the $289.0 to $292.0 million range, a reduction in our previous guidance related to advertising and warehouse and delivery costs. Variable SG&A expenses for the full year of 2023 are anticipated to be in the 19.5% to 19.7% range.

•	Our effective tax rate for 2023 is expected to be 25% excluding the impact from the vesting of stock-based awards, potential tax credits, and any new tax legislation.
•
Planned capital expenditures for 2023 have changed from our previous guidance and are approximately $53.1 million in 2023. We expect retail square footage will increase approximately 1.6% as we plan to open four stores and close one. Our capital expenditures estimate also includes the expected purchase of our Florida distribution center from our landlord in May for approximately $28.2 million.

NEWS RELEASE – May 2, 2023

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2023	2022

Net sales	$224,754	$238,946
Cost of goods sold	91,969	97,985
Gross profit	132,785	140,961

Expenses:
Selling, general and administrative	118,361	115,154
Other (income) expense, net	(4)	161
Total expenses	118,357	115,315

Income before interest and income taxes	14,428	25,646
Interest income, net	1,010	74

Income before income taxes	15,438	25,720
Income tax expense	3,066	6,359
Net income	$12,372	$19,361

Basic earnings per share:
Common Stock	$0.77	$1.14
Class A Common Stock	$0.72	$1.08

Diluted earnings per share:
Common Stock	$0.74	$1.11
Class A Common Stock	$0.71	$1.05

Cash dividends per share:
Common Stock	$0.28	$0.25
Class A Common Stock	$0.26	$0.23

NEWS RELEASE – May 2, 2023

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Assets
Current assets
Cash and cash equivalents	$120,170	$123,126	$162,340
Restricted cash and cash equivalents	6,876	6,804	6,715
Inventories	114,254	118,333	119,857
Prepaid expenses	11,430	9,707	10,633
Other current assets	19,590	18,283	13,585
Total current assets	272,320	276,253	313,130
Property and equipment, net	139,212	137,475	128,721
Right-of-use lease assets	207,673	207,390	221,083
Deferred income taxes	16,332	15,501	18,252
Other assets	12,878	12,430	12,699
Total assets	$648,415	$649,049	$693,885
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,632	$23,345	$32,415
Customer deposits	46,382	47,969	98,528
Accrued liabilities	40,372	48,676	48,876
Current lease liabilities	36,180	34,442	33,923
Total current liabilities	138,566	154,432	213,742
Noncurrent lease liabilities	185,866	186,845	197,265
Other liabilities	27,571	18,373	22,478
Total liabilities	352,003	359,650	433,485

Stockholders’ equity	296,412	289,399	260,400
Total liabilities and stockholders’ equity	$648,415	$649,049	$693,885

NEWS RELEASE – May 2, 2023

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$12,372	$19,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,362	4,272
Share-based compensation expense	1,957	2,307
Other	(840)	(1,877)
Changes in operating assets and liabilities:
Inventories	4,079	(7,826)
Customer deposits	(1,587)	(369)
Other assets and liabilities	5,721	1,120
Accounts payable and accrued liabilities	(14,990)	3,590
Net cash provided by operating activities	11,074	20,578

Cash Flows from Investing Activities:
Capital expenditures	(6,655)	(7,107)
Proceeds from sale of land, property and equipment	13	—
Net cash used in investing activities	(6,642)	(7,107)

Cash Flows from Financing Activities:
Dividends paid	(4,528)	(4,260)
Common stock repurchased	—	(12,501)
Other	(2,788)	(517)
Net cash used in financing activities	(7,316)	(17,278)

Decrease in cash, cash equivalents and restricted cash equivalents during the period	(2,884)	(3,807)
Cash, cash equivalents and restricted cash equivalents at beginning of period	129,930	172,862
Cash, cash equivalents and restricted cash equivalents at end of period	$127,046	$169,055

NEWS RELEASE – May 2, 2023

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Three Months Ended March 31,
(in thousands)	2023	2022
Income before income taxes, as reported	$15,438	$25,720
Interest income, net	(1,010)	(74)
Depreciation	4,362	4,272
EBITDA	$18,790	$29,918

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on May 3, 2023 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 123 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – May 2, 2023

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2023, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: disruptions in our suppliers' operations; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2022 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys